Exhibit 8.2

[Letterhead of Sullivan & Cromwell LLP]

June 24, 2024

Bancolombia S.A.,

Carrera 48 # 26-85, Avenida Los Industriales,

Medellín,

Colombia.

Ladies and Gentlemen:

We have acted as United States tax counsel to Bancolombia S.A., a corporation organized as a sociedad anónima under the laws of the Republic of Colombia (the “Bank”) in connection with the registration under the Securities Act of 1933 (the “Act”) of U.S.$800,000,000 aggregate principal amount of the Bank’s 8.625% Subordinated Notes due 2034 pursuant to the Prospectus Supplement dated June 17, 2024 (“Prospectus Supplement”) and the accompanying Prospectus dated April 28, 2022. We hereby confirm to you that the discussion set forth under the heading “United States Federal Income Tax Considerations” in the Prospectus Supplement is accurate in all material respects.

We hereby consent to the filing of this opinion on a Form 6-K to be incorporated by reference in the Bank’s Registration Statement on Form F-3ASR (File No. 333-264524) as Exhibit 8.2 thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/S/ SULLIVAN & CROMWELL LLP